                                                                  Execution Copy

                                                                     Exhibit 2.3

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this seventh day of April, 2004 by and between ISCO, INC., a Nebraska corporation (the "Company"), and ROBERT W. ALLINGTON, a resident of Nebraska ("Executive").

                                    RECITALS

            WHEREAS, the Company is a party to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 7, 2004, by and among Teledyne Technologies Incorporated, a Delaware corporation ("Parent"), Meadow Merger Sub Inc., a Nebraska corporation and a wholly-owned subsidiary of Parent, and the Company;

            WHEREAS, Executive is a principal shareholder of the Company, is an employee of the Company, and is not a party to any employment, change of control, consulting, severance, or similar agreement with the Company;

            WHEREAS, in connection with the transaction described in the Merger Agreement, the Company desires to employ Executive upon the terms and conditions hereinafter set forth, which terms and conditions shall only be effective from and after the day on which the Effective Time (as defined in the Merger Agreement) shall occur (the "Effective Date"); and

            WHEREAS, Executive is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for additional good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions hereinafter set forth:

      1. Term of Employment. The term of employment under this Agreement (the "Term") will commence on the Effective Date and will expire on the second anniversary of the Effective Date (the "Initial Expiration Date"). On the Initial Expiration Date, and on each subsequent twelve-month anniversary of the Initial Expiration Date, the Term will be automatically extended by twelve months unless Executive or the Company gives notice to the other, in writing, at least 60 days prior to the Initial Expiration Date or any such subsequent twelve month anniversary thereof, of his or its desire to terminate this Agreement or modify its terms (other than a modification that gives effect to an assignment permitted by Section 14). If such written notice is received within such 60-day period, the term of employment under this Agreement will expire on the last day of the then-current Term.

      2. Duties of Executive. During the Term:

            (a) Executive will hold the position of Senior Vice President and Chief Scientific Officer for Research and New Product Development;

            (b) Executive will devote his energies to formulating, developing and improving the Company's research and new product development initiatives (as identified by the Company's President). Executive will have such duties and responsibilities as are customarily required of the holders of positions similar to that held by Executive, and such related duties and responsibilities as may be designated by the Company's President from time to time. In addition, Executive will, upon request, advise and assist the Company's President in any and all aspects of the budgeting, administration, and policy formulation functions of the Company to the extent that such functions relate to research and new product development;

            (c) Executive will report directly to the Company's President;

            (d) Executive agrees that during the Term, he will devote substantially all of his full professional and business-related time, skills and best efforts to the businesses of the Company;

            (e) Notwithstanding subsection (d) above, Executive may (i) serve on civic or charitable boards or committees and any scientific and professional organizations similar to those contemplated in Section 6,
      (ii) serve as a director or trustee of other corporations or businesses with the approval of the Chief Executive Officer of Parent, and (iii) engage in personal, passive investment activities, provided that in each case such activities do not materially interfere with the performance of Executive's duties hereunder; and

            (f) Executive will be indemnified for actions performed in the course of his employment to the same extent as other peer executives of the Company.

      3. Compensation.

            (a) Base Salary. During the Term, the Company will pay to Executive an annual base salary (the "Base Salary") of $247,500. The Base Salary will be subject to all appropriate federal and state withholding taxes (and to pro-ration for partial years) and will be payable in accordance with the normal payroll procedures of the Company.

            (b) Retirement Plans. During the Term, Executive will be entitled to participate in savings and retirement (but not bonus or incentive) plans, practices, policies and programs applicable generally to other peer executives of the Company.

      4. Working Facilities. Executive shall be entitled to the continued use of the office he currently occupies (or, if the Company shall relocate during the Term, a comparable and similarly equipped office in any new facility) throughout the Term (the "Working Facilities").

Unless agreed to by Executive, Executive will only be required to perform his duties in the Lincoln, Nebraska metropolitan area during the Term. In addition, Executive shall be provided the services of an administrative assistant who will dedicate approximately 75% of his or her time to Executive, and such administrative assistant shall be provided with the services of an assistant who shall dedicate approximately 90% of his or her time to projects related to Executive.

      5. Executive Benefits. During the Term, Executive and his eligible dependents will be eligible to participate in the welfare benefit plans, practices, policies and programs provided by the Company from time to time (including, as of the date of this Agreement, without limitation, medical, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company; provided, however, that Executive and his eligible dependents must meet any and all eligibility provisions required under such welfare benefit plans. Notwithstanding the immediately preceding sentence, Executive shall be entitled, during the Term, to continue to enjoy medical insurance coverage that is similar or identical in all material respects to that which is currently provided to him by the Company; provided, however, that nothing shall prevent the Company from changing co-payment amounts to the extent such changes apply to other employees of the Company.

      6. Perquisites. During the Term, the Company will pay Executive's annual membership dues for those scientific and professional organizations listed on Exhibit A and such other perquisites as listed on Exhibit A.

      7. Vacations. Executive will be entitled to four weeks paid vacation for each calendar year during the Term (subject to pro-ration for partial years), and may carry over four weeks of unused vacation to the next succeeding calendar year; provided, however, that at no time may Executive have accumulated more than eight weeks of vacation, unless the vacation accrual policies of the Company are more favorable, in which case such policies will control.

      8. Termination.

            (a) Termination for Good Reason. The Company may terminate the employment relationship between Executive and the Company created hereunder before the expiration of the Term for Good Reason. The occurrence of any of following events, actions, or inactions will constitute "Good Reason" for purposes of this Agreement:

                  (i) Executive's failure to rectify any material breach of (or a material failure to perform any obligation of Executive under) this Agreement within 30 days after written notice of such breach or failure to perform having been given by the President of the Company or his designee or by the Chief Executive Officer of Parent or his designee;

                  (ii) Executive being convicted of a felony involving moral turpitude, theft, embezzlement, or fraud;

                  (iii) any gross misconduct or gross negligence on the part of
            Executive in the performance of his duties (including, but not limited to, theft or embezzlement of the Company's property or money, or an act of fraud against the Company);

                  (iv) a failure to enter into any invention assignment, trade secrets, intellectual property and confidentiality, non-disclosure or similar agreement that the Company may reasonably require of its employees from time to time within 30 days of a written request from the Company to enter into such an agreement, or a material breach of any such agreement; and

                  (v) a material breach of the Company's code of conduct or
            employment policies from time to time (unless such policies conflict with the terms of this Agreement, in which case such material breach shall not constitute "Good Reason" if the actions underlying such material breach are required by the terms of this Agreement) after 30 days written notice of such breach having been given by the President of the Company or his designee or by the Chief Executive Officer of Parent or his designee and a failure by Executive to remedy such breach.

            (b) Constructive Termination. Executive may terminate the employment relationship between Executive and the Company created hereunder before the expiration of the Term upon a Constructive Termination. "Constructive Termination" means the occurrence of any of the following:

                  (i) a material change, diminution, or reduction in Executive's position, duties or authority;

                  (ii) a downward change in Executive's title;

                  (iii) a requirement to which Executive does not consent that his Working Facilities be located outside of the Lincoln, Nebraska metropolitan area;

                  (iv) a material reduction in (or a failure to pay or provide)
            Executive's Base Salary, benefits, vacation time, or Working Facilities other than as permitted by this Agreement; or

                  (v) any other material breach by the Company of this
            Agreement.

            (c) Death or Permanent Disability. The employment relationship between Executive and the Company created hereunder will terminate before the expiration of the Term upon the occurrence of the death or permanent disability of Executive. For the purpose of this Agreement, "permanent disability" of Executive will mean Executive's failure to perform substantially all of the material duties of his position, with any reasonable accommodation required by the Americans with Disabilities Act or any similar state law as in effect as of the date hereof (or any amendments or changes to such laws during the Term to the extent such changes are more favorable to Executive) or such accommodations as are provided to Executive as of the date hereof, for a period of at least one hundred eighty consecutive calendar days due to physical or mental illness or injury. For the sake of clarity, the parties hereto acknowledge and agree that Executive will be deemed not to be permanently disabled as of the date of this Agreement.

      9. Compensation Upon Termination.

            (a) General. Unless otherwise provided for herein, upon the termination of Executive's employment under this Agreement before the expiration of the Term for any reason, Executive will be entitled to:

                  (i) the Base Salary earned by him before the effective date of termination, prorated on the basis of the number of full days of service rendered by Executive during the applicable year to the effective date of termination;

                  (ii) any accrued but unpaid amounts (calculated on a pro-rata basis) pursuant to any savings and retirement plans, practices, policies and programs under which Executive is eligible to participate and, if applicable, has elected to participate;

                  (iii) payments in respect of perquisites, as provided herein, incurred through the date of termination;

                  (iv) any accrued but unused vacation pay incurred through the date of termination; and

                  (v) any benefits to which Executive is entitled under any
            benefit plans, practices, programs or policies maintained by the Company under which Executive is eligible to participate and, if applicable, has elected to participate.

      The sum of the amounts described in clauses (i) through (v) will be hereinafter referred to as the "Accrued Obligations." The Accrued Obligations (except for amounts due pursuant to the terms of any applicable benefit plans, practices, programs or policies, which shall be paid in accordance with the terms thereof or the Company's customary practices) will be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination (subject, in each case, to applicable tax withholding and regular payroll deductions).

            (b) Termination Because of Death or Permanent Disability.

                  (i) If Executive's employment hereunder terminates because of the death or permanent disability of Executive, Executive will only be entitled to payment of the Accrued Obligations as set forth in
            Section 9(a) above. Executive
            will continue to receive Executive's full Base Salary during the one hundred eighty day qualification period either directly from the Company or under any short term disability plan that the Company may provide from time to time (or any combination thereof). After that time, the Company will have no further obligation to Executive under this Agreement and all supplemental benefits will be terminated, except for benefits that have accrued in favor of Executive prior to the termination of employment, which will be determined in accordance with the terms and conditions of the Company's various benefit plans and practices then in effect that apply to Executive.

                  (ii) If the Company and Executive disagree as to Executive's incapacity, each may appoint a medical doctor to certify his opinion as to Executive's incapacity, and if the doctors do not agree as to Executive's incapacity, then the two doctors will appoint a third medical doctor to certify his opinion as to Executive's incapacity, and the decision of a majority of the three doctors will prevail. Executive and the Company shall each bear the costs of their respective medical doctor's opinion. The Company, however, will bear the costs of any third doctor's opinions.

            (c) Termination For Good Reason. If the employment relationship hereunder is terminated by the Company for Good Reason, Executive will only be entitled to payment of the Accrued Obligations as set forth in
      Section 9(a) above.

            (d) Constructive Termination or Termination by the Company without Good Reason. If Executive's employment is terminated by Executive due to his Constructive Termination, or by the Company other than for Good Reason, Executive will be entitled to receive his Base Salary and to continue to enjoy and receive all of the benefits, perquisites, fringe benefits, and other forms of compensation to which Executive would otherwise have been entitled to enjoy or receive under this Agreement (except for the use of Working Facilities) for and during the remainder of the Term.

      10. Restrictive Covenant. Executive acknowledges that, because of his senior executive and long-standing position with the Company, his technical and scientific knowledge of the Company's products and product development initiatives, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company should he compete or assist others in competing with the business of the Company. Accordingly, the parties hereto agree as follows:

            (a) Confidential Information.

                  (i) Except as the Company may permit or direct in writing, during the Term and thereafter, Executive agrees that he will never disclose to any individual or entity any confidential or proprietary information, knowledge, or data of the Company that he may have obtained while in the employ of the Company relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, products, research and product development initiatives, ideas and workpapers, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

                  (ii) All records, documents, software, computer disks, and any other form of information relating to the business of the Company that are or were prepared or created by Executive, or that may or did come into his possession during the Term with the Company, including any and all copies thereof, shall be returned to the Company, or as the case may be, shall remain in the possession of the Company.

                  (iii) Nothing in this Section 10(a) shall limit Executive's right to carry Executive's accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this Section 10 and the covenants set forth below.

            (b) Non-Competition.

                  (i) The parties hereto acknowledge that the Company's
            operations are global, and that it sells and distributes its products to dealers, distributors and customers worldwide, and, thus, the Company's need for protection against unfair competition is global.

                  (ii) Executive agrees that he will not, during the Term:

                        (1) engage directly or indirectly, for his own personal benefit or the benefit of any individual or entity other than the Company, in the manufacture, assembly, distribution, or sale of the products then being manufactured, assembled, distributed, or sold by the Company anywhere in the world; or

                        (2) develop, promote, invest in, provide financing for, be employed by, or operate any business on his own behalf, or for any other individual or entity, that is in competition with the Company, or assist any other individual or entity in doing so; provided, however, that Executive may purchase or otherwise acquire up to five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

            (c) Non-Solicit. Executive agrees that he will not, during the Term and for a period ending on the later to occur of (x) the fifth anniversary of the date of this Agreement and (y) the two year anniversary of the end of the Term:

                  (i) directly or indirectly, on behalf of himself or any
            individual or entity, engage in, or assist any other individual or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor, or dealer of the Company, wherever located, of the products then being manufactured, assembled, distributed, or sold by the Company, if such customer, distributor, or dealer is one with whom he had personal contact or with whose account he was personally involved during the twenty-four months prior to the termination of his employment; or

                  (ii) directly or indirectly request or advise any of the
            aforesaid customers, distributors, or dealers referred to in (i) above of this subsection (c), to curtail their business with the Company or to patronize another business that is in competition with the Company; or

                  (iii) directly or indirectly, on behalf of himself or any
            other individual or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other individual or entity to engage in, competition with the Company.

      11. Confidential Information. Executive will enter into, and will abide by the terms of, any invention assignment, trade secrets, intellectual property and confidentiality, non-disclosure or similar agreement that the Company may generally or reasonably require of its employees from time to time.

      12. Property of the Company. Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and Executive hereby agrees that such property will remain the exclusive property of the Company, and Executive will have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's customer and supplier lists, technical documentation and workpapers, contract forms, books of account, computer programs and similar property.

      13. Equitable Relief. Executive acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be detrimental to the Company. By reason thereof, Executive agrees that the Company will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

      14. Assignment; Successors Bound. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement may not be assigned by the Company without the written consent of Executive, except for an assignment (i) to an affiliate of the Company, (ii) to a purchaser of substantially all of the assets or stock of the Company, or (iii) by operation of law. This Agreement will be binding upon the Company and Executive, their respective permitted assigns, heirs, executors, administrators or successors in interest.

      15. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance.

      16. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties hereto other than those set forth herein or herein provided for.

      17. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or facsimile transmission to the parties hereto at the following addresses or at such other addresses as shall be specified by such parties by like notice:

            If to the Company:

                  Isco, Inc.
                  c/o Teledyne Technologies Incorporated
                  12333 West Olympic Boulevard
                  Los Angeles, CA 90064
                  Attention:  John T. Kuelbs
                  Telecopier No.:  (310) 893-1610
            if to Executive, to:

                  Dr. Robert W. Allington
                  c/o Isco, Inc.
                  4700 Superior Street
                  Lincoln, Nebraska  68504
                  Telecopier No.:  (402) 465-3905

                  with a copy to:

                  Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
                  Attention: John Zeilinger
                  1500 Woodmen Tower
                  Omaha, NE  68102
                  Telecopier No.: (402) 397-1806

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

      18. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto will execute and deliver such documents and take such further actions as will be necessary in order for such party to perform all of his or its obligations specified herein reasonably implied from the terms hereof.

      19. Governing Law. This agreement will be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Nebraska.

      20. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which will evidence one and the same Agreement.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first set forth above.

                                 ISCO, INC.


                                 By:    /s/ Douglas M. Grant
                                     -------------------------------------------
                                 Name:  Douglas M. Grant
                                 Title: President and Chief Operating Officer


                                 EXECUTIVE:


                                        /s/ Robert W. Allington
                                 -----------------------------------------------
                                        ROBERT W. ALLINGTON


                                     -S-1-

          EXHIBIT A: LIST OF SCIENTIFIC AND PROFESSIONAL ORGANIZATIONS
                              AND OTHER PERQUISITES

PROFESSIONAL SUBSCRIPTIONS:               ESTIMATED ANNUAL SUBSCRIPTION RATES:
---------------------------               ------------------------------------
Analytical Separations News                              $450.00
Analytical Chemistry                                      115.00
Chemical & Engineering News (included
with American Chemical Society
membership)
Instrument Business Outlook                               725.00
IEEE Technology & Society Magazine
(included with IEEE life membership)
ISIS                                                       57.00
Journal of Chromatographic Science                        640.00
Lincoln Business Journal                                   40.00
Modern Plastics                                            59.00
Osiris                                                     35.00
Review of Scientific Instruments                          142.00
Science Magazine (included with
American Association for the
Advancement of Science membership)
Scientific American                                        35.00
Technology and Culture                                     40.00

PROFESSIONAL MEMBERSHIPS:                    ESTIMATED ANNUAL RENEWAL COST:
-------------------------                    ------------------------------
American Association for the
Advancement of Science                                   $275.00
American Chemical Society                                 137.00
American Institute of Chemists                            215.00
American Management Association                         1,800.00
American Physical Society                                 108.00
American Society for Metals (ASM
International)                                            112.00
Analytical & Life Science Systems
Association (ALSSA)                                     4,500.00
Carte Blanche                                              40.00
Carte Blanche - Hot-Line Protection                        15.00
History of Science Society                                 67.00
IEEE Life Member                                           54.00
National Society of Professional
Engineers                                                 242.00
Nebraska Board of Engineers and
Architects                                                 90.00

The Nebraska Club                                         425.00
Newcomen Society of the United States                      75.00
Sigma Xi                                                   80.00
Society for the History of Technology                      40.00
Society of Industrial Archaeology                          50.00
Society of Plastics Engineers                             127.00

MISC. TECHNICAL REFERENCE BOOKS:

ChemSources                            $450.00 purchased every other year

Lincoln City Directory                 $400.00 purchased every year

CRC Handbook of Chemistry and Physics  $100.00 purchased every few years when new edition is published

Merck Index                            $60.00 purchased every few years when new edition is published

Thomas Register set (books and CD)     $50.00 for both each year

Physician's Desk Reference             $75.00 each year